Prospectus supplement dated May 17, 2021
to the following prospectus(es):
Nationwide Defined Protection® Annuity prospectus dated April 30, 2021
This supplement updates certain information contained in your prospectus. Please read it and keep it with your prospectus for future reference.
The following disclosure changes are made to the prospectus:
The "SG Macro Compass Index" section in "Appendix A: Additional Index Disclosures" is deleted in its entirety and replaced with the following:
The SG Macro Compass Index (the "SG Macro Index") has been licensed to Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively, the "Licensee") for the Licensee’s benefit. The Contract (the "Product") is not sponsored, promoted, solicited, negotiated, endorsed, offered, sold, issued, supported, structured or priced by SG Americas Securities, LLC ("SGAS") or any of its affiliates (collectively, "SG"). SG makes no representation whatsoever and no warranty, express or implied, to investors in or owners of the Product (or any person taking exposure to it) or any member of the public in any other circumstances (each a "Contract Owner"): (a) regarding the advisability of investing in securities or other financial or insurance products generally or in the Product particularly; or (b) the suitability or appropriateness of an exposure to the SG Macro Index in seeking to achieve any particular objective, including meeting its stated target volatility. Contract Owners should seek independent financial, tax, accounting, insurance, legal, and other professional advice prior to making any investment in the Product or any other product linked to the SG Macro Index. SG is not responsible for and does not have any obligation or liability in connection with the design, issuance, administration, actions of the Licensee, marketing, trading or performance of the Product. SG has not prepared any part of this prospectus and no statements made herein (including, without limitation, any disclosures relating to the SG Macro Index) can be attributed to SG. Publication of the SG Macro Index and the constituents thereof do not constitute an investment recommendation or advice in respect of the SG Macro Index or any constituent thereof by SG and no person should rely upon it as such. SG does not act as an investment adviser or investment manager in respect of the SG Macro Index or the Product and does not accept any fiduciary or other duties in relation to the SG Macro Index, the Licensee, the Product or any Contract Owner.
The SG Macro Index has been designed and is maintained and sponsored by SG without regard to the Licensee, the Product or any Contract Owner. The ability of the Licensee to make use of the SG Macro Index may be terminated on short notice and it is the responsibility of the Licensee to provide for the consequences of that in the design of the Product. SG has no obligation to, and will not, take the needs of the Licensee or any Contract Owner into consideration in sponsoring, maintaining, determining, composing or calculating the SG Macro Index or in any decision to cease doing so.
SG makes no representation or warranty whatsoever, whether express or implied, and hereby expressly disclaim all warranties (including, without limitation, those of merchantability or fitness for a particular purpose or use), with respect to the SG Macro Index or any data included therein or relating thereto, and in particular disclaims any guarantee or warranty either as to the quality, accuracy, timeliness and/or completeness of the SG Macro Index or any data included therein, the results obtained from the use of the SG Macro Index and/or the calculation or composition of the SG Macro Index, or calculations made with respect to the Product at any particular time on any particular date or otherwise. SG shall not be liable (whether in negligence or otherwise) to any person for any error or omission in the SG Macro Index or in the calculation of the SG Macro Index, and SG is under no obligation to advise any person of any error therein, or for any interruption in the calculation of the SG Macro Index. SG shall not have any liability to any party for any act or failure to act by SG in connection with the determination, adjustment or maintenance of the SG Macro Index. Without limiting the foregoing, in no event shall SG have any liability for any direct damages, lost profits or any special, incidental, punitive, indirect or consequential damages, even if notified of the possibility of such damages.
The SG Macro Index is the exclusive property of SG. SG is under no obligation to continue compiling, calculating, maintaining or sponsoring the SG Macro Index and may delegate or transfer to a third party some or all of its functions in relation to the SG Macro Index. SG has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) ("S&P") to maintain and calculate the SG Macro Index. The SG Macro Index is not sponsored, promoted, sold, or supported in any other manner by S&P, nor does S&P offer any express or implicit guarantee or assurance either with
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regard to the results of using the SG Macro Index and/or trademarks of the Index or the levels of the SG Macro Index at any time or in any other respect. "SG Americas Securities, LLC", "SGAS", "Société Générale", "SG", "Société Générale Indices", "SGI", and "SG Macro Compass Index" are trademarks or service marks used by SG.
SG may enter into derivative transactions or issue financial instruments linked to the SG Macro Index and may independently issue or sponsor other indices or products that are similar to and may compete with the SG Macro Index and the Product. SG may also transact in assets referenced in the SG Macro Index (or in financial instruments such as derivatives that reference those assets). The roles of the different teams involved within SG in the design, maintenance or replication of the SG Macro Index have been strictly defined. Where SG holds a product having the SG Macro Index as its underlying and other positions exposing it to the SG Macro Index for its own account, the replication of the SG Macro Index is made in the same manner by a single team within SG, be it for the purpose of hedging the product held by external investors and consumers or for the purpose of the positions held by SG acting for its own account. SG may take positions in the market of the financial instruments or of other assets involved in the composition of the SG Macro Index, including as liquidity provider. It is possible that these activities could have an effect (positive or negative) on the value of the SG Macro Index and the Product.
No actual investment which allowed tracking of the performance of the SG Macro Index was possible before August 28, 2020. Any hypothetical "back-tested" information provided is illustrative only and derived from proprietary models designed with the benefit of hindsight based on certain data (which may or may not correspond with the data that someone else would use to back-test the SG Macro Index) and assumptions and estimates (not all of which may be specified herein and which are subject to change without notice). The results obtained from different models, assumptions, estimates and/or data may be materially different from the results presented by SG and such hypothetical "back-tested" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the SG Macro Index. SG expressly disclaims any responsibility for (i) the accuracy or completeness of the models, assumptions, estimates and data used in deriving the hypothetical "back-tested" information, (ii) any errors or omissions in computing or disseminating the hypothetical "back-tested" information, and (iii) any uses to which the hypothetical "back-tested" information may be put by any recipient of such information. Any back-tested information provided herein is intended for use only by professional financial advisers and institutional investors within the meaning of FINRA Rule 2210.
Each of the above paragraphs is severable. If the contents of any such paragraph is held to be or becomes invalid or unenforceable in any respect in any jurisdiction, it shall have no effect in that respect, but without prejudice to the remainder of this notice.
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